 Filed pursuant to Rule 424(b)(3)
Registration No. 333-117061

Prospectus Supplement No. 3
to prospectus dated June 27, 2005

SULPHCO, INC.

18,654,100 Shares of Common Stock

This prospectus supplement no. 3 supplements and amends information contained in our prospectus dated June 27, 2005, as amended and supplemented from time to time. The prospectus relates to the resale of up to 18,654,100 shares of our common stock by the selling security holders named in the prospectus.

This prospectus supplement no. 3 amends and restates in its entirety the Selling Security Holders section of the prospectus dated June 27, 2005. You should read this prospectus supplement no. 3 in conjunction with the prospectus as amended and supplemented from time to time. This prospectus supplement no. 3 is not complete without, and may not be delivered or utilized except in connection with, the prospectus including any amendments or supplements to the prospectus.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 29, 2005

SELLING SECURITY HOLDERS

Up to 18,654,100 shares of our common stock are being offered by the selling security holders under this prospectus. These shares are part of units which have been issued and sold by us to the selling security holders in connection with two private placements entered into as of June 3, 2004 and June 15, 2004, and comprise the following:

June 3, 2004 private placement:

•	2,978,342 shares of common stock;
•	Warrants exercisable at $1.125 per share for 1,073,690 shares of common stock;
•	additional investment rights entitling the investor to purchase 6,135,357 shares of common stock at $0.90 per share and warrants to purchase 2,147,379 shares at $1.125 per share.

June 15, 2004 private placement:

•	2,030,960 shares of common stock;
•	Warrants exercisable at $1.5625 per share for 732,161 shares of common stock;
•	additional investment rights entitling the investor to purchase 2,091,889 shares of common stock at $1.25 per share and warrants to purchase 1,464,322 shares at $1.5625 per share.

The June 2004 Private Placements

The June 3, 2004 Placement. Pursuant to a securities purchase agreement effective June 3, 2004, between our company and accredited investors, we agreed to issue and sell to 22 of the selling security holders approximately 2.98 million units, at $0.90 per unit. Each unit in the June 3 placement has a purchase price of $0.90 and consists of one share of common stock, a warrant entitling the purchaser to purchase 0.35 shares of common stock at $1.125 per share for each share acquired, and an additional investment right entitling the purchaser to purchase up to two additional shares at a purchase price of $0.90 per share and a warrant to purchase up to 0.35 shares at $1.125 per share for each additional share acquired under the additional investment right. The securities purchase agreement provided for the sale of one-half of the 2.98 million units to these purchasers on June 3, 2004, and we received aggregate gross cash proceeds of $1.34 million. Under the terms of the June 3 placement the investors had the right to purchase up to the remaining unpurchased 1.49 million units at any time prior to October 31, 2004, and we had the right (subject to customary closing conditions) to require the investors to purchase these additional 1.49 million of units within 5 days of the announcement of our entry into a collaboration agreement with a major international oil producer on terms satisfactory to a majority of the investors. As of the date of this prospectus all of these rights for the purchase of an additional 1.49 million of units were exercised by the investors, resulting in additional cash proceeds to us of approximately $1.00 million, net of selling expenses of approximately $338,000.

June 15, 2004 Placement. Pursuant to a securities purchase agreement effective June 15, 2004, between our company and accredited investors, we agreed to issue and sell to each of the investors in the June 3 placement and seven other accredited investors approximately 2.03 million units, at $1.25 per unit. Each unit in the June 15 placement has a purchase price of $1.25 and consists of one share of common stock, a warrant entitling the purchaser to purchase 0.35 shares of common stock at $1.5625 per share for each share acquired, and an additional investment right entitling the purchaser to purchase up to one additional share at a purchase price of $1.25 per share and a warrant to purchase up to 0.70 shares at $1.5625 per share for each additional share acquired under the additional investment right. The securities purchase agreement provided for the sale of one-half of the 2.03 million of units to these purchasers on June 15, 2004, and we received aggregate gross cash proceeds of approximately$1.00 million in the first case and $1.24 million in the second case, net of total selling expenses of approximately $300,000. Under the terms of the June 15 placement the investors had the right to purchase up to the remaining unpurchased 1.02 million units at any time prior to October 31, 2004, and until October 31, 2004 we had the right (subject to customary closing conditions) to require the investors to purchase these additional 1.02 million units within 5 days of the announcement of our entry into a collaboration agreement with a major international oil producer on terms satisfactory to a majority of the investors. As of the date of this prospectus all of these rights for the purchase of an additional 1.02 million of units were exercised by the investors.

The additional investment rights we issued in connection with the June 3 and June 15 placements are exercisable at any time from the date of their issuance until March 15, 2006.

The warrants we issued or which may be issued in connection with the June 3 and June 15 placements upon exercise of the additional investment rights are exercisable for a period of 30 months commencing on their date of issuance. In addition to anti-dilution provisions providing for proportionate adjustments in the event of stock splits, stock dividends, reverse stock splits and similar events, the exercise price of the warrants is subject to downward adjustment upon the issuance by us of common stock or securities convertible into common stock at a price per share of less than the then current exercise price. Payment of the exercise price of the warrants may be made, at the option of the warrant holder, either in cash or by a "cashless exercise." Upon a cashless exercise, in lieu of paying the exercise price in cash, the warrant holder would receive shares of common stock with a value equal to the difference between the market price (the average of the closing prices of the common stock for the five trading days immediately preceding the exercise date) at the time of exercise and the then current exercise price multiplied by the number of shares so exercised.

The agreements pursuant to which we issued these securities to the selling security holders require us to register the shares of our common stock issued in connection with these private placements and issuable upon exercise of the derivative securities issued in connection with these private placements for the accounts of the selling security holders. This prospectus is part of a registration statement on Form SB-2 filed by us with Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the selling security holders. These agreements require us to pay late registration fees to the selling security holders at the rate of 2% per month of the invested amount if the registration statement covering the placement shares is not declared effective by the SEC within 90 days of the date of the investment. As of the date of this prospectus, when the registration statement covering these shares was declared effective by the SEC, approximately $751,000 in late registration fees had accrued. Additional late registration fees may accrue in the future if we do not maintain the effectiveness of the registration statement. We have had informal discussions with some of the private placement investors who have expressed interest in receiving restricted shares in lieu of cash fees and we expect that we will reach agreement with most of the investors to pay these fees with restricted shares in lieu of cash. However, as of the date of this prospectus no formal agreements have been entered into with any investors to pay these fees by issuing additional restricted shares.

The sale and issuance of the units, common stock, warrants, additional investment rights and related securities are deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and have been made without general solicitation or advertising.

The warrants and additional investment rights issued or to be issued to Olympus Securities LLC, a licensed broker-dealer, are for services rendered to us in connection with the June 3 and June 15 placements. In May 2004, we retained Olympus Securities, LLC to act as placement agent in connection with the June 3 and June 15 placements. As a part of our agreement with Olympus Securities, we issued in connection with the first closings of the June 3 and June 15 placements 12,953 common stock purchase warrants and additional investment rights for the purchase of up to 59,007 shares and warrants for the purchase of up to 18,205 shares of our common stock on the same terms as the additional investment rights and warrants issued to the investors, and agreed to register the shares underlying all additional investment rights and warrants issued to Olympus. Olympus was also paid a cash commission of 3.5% of the gross proceeds received from the closings of June 3 and June 15 placements. Olympus is also entitled to a fee equal to 3% of the additional investment rights and warrants when and if issued in additional closings of the June 2004 placements. Olympus is also entitled to a cash fee equal to 7% of any proceeds received by us upon the exercise of additional investment rights issued to investors in the June 3 and June 15 placements. Further, until June 4, 2005, Olympus Securities is also entitled to similar fees on additional gross proceeds received by us from future financings involving participants in the June 3 or June 15 placements. As a part of our agreement with Olympus Securities, we issued in connection with the second closings of the June 3 and June 15 placements, 26,299 common stock purchase warrants and additional investment rights for the purchase of up to 119,814 shares and warrants for the purchase of up to 52,598 shares of our common stock on the same terms as the additional investment rights and warrants issued to the investors, and agreed to register the shares underlying all additional investment rights and warrants issued to Olympus.  Olympus was also paid a cash commission of 7% of the gross proceeds received from the second closings of June 3 and June 15 placements. Further, until June 4, 2005, Olympus Securities is also entitled to similar fees on additional gross proceeds received by us from future financings involving participants in the June 3 or June 15 placements. Olympus is also entitled to a cash fee equal to 7% of any proceeds from the second closing of the June 3 and June 15 placements.

Other than the agreement to provide us with these services, Olympus Securities, LLC has not held any positions or offices or had material relationships with us or any of our affiliates within the past three years. The issuance of the securities to Olympus is deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and was made without general solicitation or advertising.

In May 2004 we retained Vantage Investment Group, Inc. to provide financial consulting services, including locating funding sources and investors. In connection with the initial closings of the June 3 and June 15 placements we issued to Vantage 13,150 common stock purchase warrants and additional investment rights for the purchase of up to 59,907 shares and warrants for the purchase of up to 26,299 shares of our common stock on the same terms as the additional investment rights and warrants issued to investors, and agreed to register the shares underlying these securities. Vantage was also paid a cash fee of 3.5% of the gross proceeds from the initial closings of the June 3 and June 15 placements. Under our agreement with Vantage we have no further obligation to pay any additional fees to Vantage, whether in connection with the exercise of additional investment rights by investors or otherwise.

Other than the agreement to provide us with financial services, Vantage Investment Group, Inc. has not held any positions or offices or had material relationships with us or any of our affiliates within the past three years. The issuance of the securities for the account of Vantage is deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and was made without general solicitation or advertising.

Effective July 15, 2004, we entered into a one year consulting agreement with InteSec Group LLC, a limited liability company. John Kaufman, a selling security holder, is a managing member and sole beneficial owner of InteSec. The consulting agreement provides for InteSec to provide marketing consultation services to us in support of our efforts to obtain funding from federal, state and local governments. InteSec has been issued 45,000 restricted shares of our common stock for these services and is also entitled to a commission of between 5-10% of cash receipts from contracts procured by InteSec during the term of the agreement and for a period of 18 months thereafter.

Except as noted specifically above or as indicated in the notes to the table appearing below, the selling security holders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years, other than as a result of the ownership of our securities.

The following table sets forth information with respect to the number of shares of common stock which are beneficially owned by the selling security holders named below based on information received by us from the selling security holders on or before July 20, 2005, and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock which may be acquired by a beneficial owner upon exercise or conversion of warrants, options or rights which are currently exercisable or exercisable within 60 days are included in the table. Except as indicated by footnote, to our knowledge, the persons named in the table below have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock being registered. The table assumes that the selling security holders exercise all of their rights and warrants, and sell all of such shares. We are unable to determine the exact number of shares that will actually be offered or sold pursuant to this prospectus. In addition, the selling security holders may have sold, transferred or otherwise disposed of all or a portion of the common stock shown as beneficially owned by them since the date information was provided to us by the selling security holders, in transactions exempt from the registration requirements of the Securities Act of 1933 or pursuant to the prospectus. Some of the selling security holders may also hold additional shares that have previously been registered under the Securities Act of 1933.

	Number of Shares Owned Prior to the Offering **		Percent Beneficially Owned	Number of Shares Being Offered		Number of Shares Owned After the Offering

The Merav Abbe Irrevocable Trust (1)	664,720	(2)	1.2%	664,720	(2)	—
Nancy Abbe Trust (1)	332,361	(3)	*	332,361	(3)	—
Abbe Berman Foundation (1)	166,180	(4)	*	166,180	(4)	—
Colman Abbe (1)	1,329,441	(1)	2.3%	166,180	(4)	—
Cranshire Capital, L.P. (5)	683,220	(6)	1.2%	664,720	(6)	18,500
Romana Ltd. (7)	664,720	(2)	1.2%	664,720	(2)	—
Smithfield Fiduciary LLC (8)	1,329,440	(9)	2.3%	1,329,440	(9)	—
BL Cubed LLC (10)	664,720	(2)	1.2%	664,720	(2)	—
Cleveland Overseas Limited (11)	2,991,240	(12)	**4.99%	2,991,240	(12)	—
Scot J. Cohen	2,991,240	(12)	**4.99%	2,991,240	(12)	—
Hardip K. Sethi	132,944	(13)	*	132,944	(13)	—
Omicron Master Trust (14)	332,361	(15)	*	332,361	(15)	—
Bruce T. Bernstein (14)	581,634	(14)	*	249,273	(30)	—
Brian Daly (31)	83,090	(31)	*	60,401	(31)	22,689
Morris Wolfson	498,539	(16)	*	498,539	(16)	—
Aaron Wolfson	498,539	(16)	*	498,539	(16)	—
Philip W. Mirabelli	110,392	(17)	*	110,392	(17)	—
Iroquois Capital LP(18)	1,329,440	(9)	2.3%	1,329,440	(9)	—
Vertical Ventures, LLC (18)	1,565,457	(19)	2.7%	1,565,457	(19)	—
Ellis International Limited Inc.(20)	1,507,820	(21)	2.6%	1,507,820	(21)	—
Martin D. Goldman	332,361	(3)	*	332,361	(3)	—
Ari S. Goldman	199,415	(22)	*	199,415	(22)	—
Jeff Knightly	166,180	(4)	*	166,180	(4)	—
Samuel S. Guzik	273,750	(23)	*	273,750	(23)	—
Michael Gantcher	61,000	(24)	*	61,000	(24)	—
John Kaufman	106,000	(29)	*	61,000	(24)	45,000
Jonathan Manela	24,400	(25)	*	24,400	(25)	—
Ryan Estis	61,000	(24)	*	61,000	(24)	—
Joshua Silverman (18)	2,955,897	(18)	**4.99%	61,000	(24)	—
Barney Silverman	61,000	(24)	*	61,000	(24)	—
Michael Chill	12,200	(25)	*	12,200	(25)	—
Olympus Securities, LLC (26)	298,064	(27)	*	298,064	(27)	—
Smith Family Trust	49,680	(28)	*	49,680	(28)	—
Hye Tech LLC	49,676	(32)	*	49,676	(32)
TOTAL***	23,108,121		25.9%**	18,654,100		86,189

*	Less than 1%.
**
Under the terms of the additional investment rights and warrants beneficially owned by these selling security holders and their affiliates, beneficial ownership of our common stock is limited to 4.99%, as determined in accordance with the provisions of Section 13 under the Securities Exchange Act of 1934 and the applicable rules thereunder, unless and until the holder of these securities provides not less than 61 days prior written notice waiving these limitations. Accordingly, although we have reflected these shares as being beneficially owned by these selling security holders, actual ownership is limited to 4.99% unless waived by the holder upon 61 days notice as described above.

***
Reflects beneficial ownership as determined in accordance with the provisions of Section 13 under the Securities Exchange Act of 1934 and the applicable rules thereunder, which in some instances results in the same shares reflected as being owned by more than one selling security holder. Accordingly, the total number of shares shown in this column as being owned prior to the offering is greater than the sum of the “Number of Shares Being Offered” and “Number of Shares Owned After the Offering.”

(1)
Colman Abbe, trustee of The Merav Abbe Irrevocable Trust, Nancy Abbe Trust and Abbe Berman foundation, has voting control and investment discretion over securities held by them. Accordingly, the number of shares shown as being beneficially owned by Mr. Abbe includes, in addition to the 166,180 shares owned by Mr. Abbe, the 664,720, 332,361 and 166,180 shares shown as being owned by The Merav Abbe Irrevocable Trust, Nancy Abbe Trust and Abbe Berman Foundation, respectively. Mr. Abbe disclaims beneficial ownership of the shares held by each of these entities.

(2)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 181,511 shares of our common stock, 63,529 shares of our common stock issuable upon exercise of common stock purchase warrants, 292,622 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 127,058 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(3)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 90,756 shares of our common stock, 31,764 shares of our common stock issuable upon exercise of common stock purchase warrants, 146,312 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 63,529 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(4)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 45,378 shares of our common stock, 15,882 shares of our common stock issuable upon exercise of common stock purchase warrants, 73,156 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 31,764 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(5)
Mitchell P. Kopin, the president of Downview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(6)
Includes common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 181,511 shares of our common stock, 63,529 shares of our common stock issuable upon exercise of common stock purchase warrants, 292,622 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 127,058 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(7)	L. Halpern, director of Romana Ltd., has voting control and investment discretion over securities held by Romana Ltd. Mr. Halpern disclaims beneficial ownership of the shares held by Romana Ltd.
(8)
Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC. Smithfield Fiduciary LLC is an indirect wholly-owned subsidiary of Highbridge Capital Corp., a licensed broker-dealer.

(9)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 363,022 shares of our common stock, 127,058 shares of our common stock issuable upon exercise of common stock purchase warrants, 585,244 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 254,116 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(10)
Mel C. Litshitz, a member of BL Cubed LLC, has voting control and investment discretion over securities held by BL Cubed LLC. Mr. Litshitz disclaims beneficial ownership of the shares held by BL Cubed LLC.

(11)
Gerald Vogt has voting control and investment discretion over securities held by Cleveland Overseas Limited. Gerald Vogt disclaims beneficial ownership of the shares held by Cleveland Overseas Limited.

(12)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 816,800 shares of our common stock, 285,880 shares of our common stock issuable upon exercise of common stock purchase warrants, 1,316,800 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 571,760 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(13)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 36,302 shares of our common stock, 12,706 shares of our common stock issuable upon exercise of common stock purchase warrants, 58,524 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 25,412 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(14)
Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Accordingly, the number of shares shown as being beneficially owned by Mr. Bernstein includes, in addition to the 249,273 shares owned by Mr. Bernstein, the 332,361 shares shown as being owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(15)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 90,756 shares of our common stock, 31,765 shares of our common stock issuable upon exercise of common stock purchase warrants, 146,311 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 63,529 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(16)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 136,133 shares of our common stock, 47,647 shares of our common stock issuable upon exercise of common stock purchase warrants, 219,466 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 95,293 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(17)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 32,551 shares of our common stock, 11,393 shares of our common stock issuable upon exercise of common stock purchase warrants, 43,662 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 22,786 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(18)
Joshua Silverman has voting control and investment discretion over securities held by Iroquois Capital LP and Vertical Ventures, LLC. Accordingly, the number of shares shown as being beneficially owned by Mr. Silverman includes, in addition to the 61,000 shares owned by Mr. Silverman, the 1,329,440 and 1,565,457 shares shown as being owned by Iroquois Capital LP and Vertical Ventures, LLC, respectively. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital LP and Vertical Ventures, LLC.

(19)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 429,476 shares of our common stock, 150,316 shares of our common stock issuable upon exercise of common stock purchase warrants, 685,032 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 300,633 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(20)
Wilhelm Unger has voting control and investment discretion over securities held by Ellis International Limited Inc. Mr. Unger disclaims beneficial ownership of the shares held by Ellis International Limited Inc.

(21)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 412,400 shares of our common stock, 144,340 shares of our common stock issuable upon exercise of common stock purchase warrants, 662,400 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 288,680 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(22)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 54,453 shares of our common stock, 19,059 shares of our common stock issuable upon exercise of common stock purchase warrants, 87,786 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 38,117 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(23)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 75,000 shares of our common stock, 26,250 shares of our common stock issuable upon exercise of common stock purchase warrants, 120,000 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 52,500 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock. Mr. Guzik is a principal in the law firm of Guzik & Associates, which firm has acted as legal counsel to us since 2003.

(24)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 20,000 shares of our common stock, 7,000 shares of our common stock issuable upon exercise of common stock purchase warrants, 20,000 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 14,000 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(25)
Consists of common stock relating to units acquired in the June 15, 2004 placement: 4,000 shares of our common stock, 1,400 shares of our common stock issuable upon exercise of common stock purchase warrants, 4,000 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 2,800 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(26)	Jim Carazza has voting control and investment discretion over securities held by Olympus Securities, LLC. Mr. Carazza disclaims beneficial ownership of the shares held by Olympus Securities, LLC.
(27)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 39,447 shares of our common stock issuable upon exercise of common stock purchase warrants, 179,721 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 78,896 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(28)
Consists of common stock relating to units originally acquired by Vantage Investment Group, Inc. in the first closings of the June 3, 2004 and June 15, 2004 placements and transferred to this related selling security holder: 6,576 shares of our common stock issuable upon exercise of common stock purchase warrants, 29,954 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 13,150 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(29)	Includes 45,000 shares of common stock owned by InteSec Group LLC, of which Mr. Kaufman is a managing member.
(30)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 68,067 shares of our common stock, 23,824 shares of our common stock issuable upon exercise of common stock purchase warrants, 109,734 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 47,648 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(31)
Includes common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 7,941 shares of our common stock issuable upon exercise of common stock purchase warrants, 36,577 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 15,883 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(32)
Consists of common stock relating to units originally acquired by Vantage Investment Group, Inc. in the first closings of the June 3, 2004 and June 15, 2004 placements and transferred to this related selling security holder: 6,574 shares of our common stock issuable upon exercise of common stock purchase warrants, 29,953 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 13,149 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.